Exhibit 99.1

NEWS                     CONTACT                  FRONTIER AIRLINES, INC.
FOR IMMEDIATE RELEASE    Joe Hodas                Frontier Center One
                         Frontier Airlines        7001 Tower Road
                         720-374-4504             Denver, CO 80249
                         jhodas@flyfrontier.com   P 720.374.4200  F 720.374.4375
                                                  frontierairlines.com

           FRONTIER AIRLINES REPORTS FISCAL FIRST QUARTER 2007 RESULTS

DENVER (JULY 27, 2006) - Frontier Airlines Holdings, Inc. (Nasdaq: FRNT) today reported net income of $4.0 million, or $.10 per diluted common share, for the airline's fiscal first quarter ended June 30, 2006 compared to a net loss of $2.7 million, or $0.08 per diluted common share, for the same period last year. Included in the net loss for the quarter ended June 30, 2005 were the following items before the effect of income taxes: a charge of $3.3 million relating to three leased Boeing 737-300 aircraft the Company ceased using during the quarter and a non-cash mark to market derivative loss on fuel hedges of $1.0 million.

CHIEF EXECUTIVE OFFICER'S COMMENTS

Frontier President and CEO Jeff Potter said, "Despite significantly intensified competition at our Denver hub, and in the face of an average fuel cost per gallon that was substantially higher on a year-over-year basis, Frontier returned to profitability this quarter. My heartfelt thanks and appreciation goes out to everyone at Frontier who contributed to a great quarter. But as our employees well know, it doesn't end with one good quarter. Rather, it is only the beginning as we put forth every effort possible to return to sustained profitability in Fiscal Year 2007.

"We can, however, take a few minutes to reflect on the great results we achieved over the past three months. In the midst of a challenging Denver fare environment that runs counter to the national trend, our mainline revenue per available seat mile (RASM) improved 8.5 percent. However, as good as our unit revenue improvement was, it tells only part of the story. A large part of our success in the past quarter lies in our achievements on non-fuel cost-containment. With higher passenger numbers, it is a great compliment to this company and our employees that we were able to achieve a strong 6.1 percent year-over-year decline in mainline cost per available seat mile (CASM) excluding fuel."

OPERATING HIGHLIGHTS

Mainline passenger revenue increased 29.0 percent as mainline revenue passenger miles (RPMs) grew at a rate of 24.2 percent during the fiscal first quarter, while mainline capacity growth as measured by mainline ASMs increased 18.9 percent from the same quarter last year. As a result, the airline's mainline load factor was 81.9 percent for its fiscal first quarter of 2007, 3.5 load factor points more than the airline's mainline load factor of 78.4 percent during the same quarter last year. The airline's mainline break-even load factor for the fiscal first quarter 2007 increased 0.9 load factor points from 78.0 percent to 78.9 percent. Frontier's mainline break-even load factor, excluding special items, increased from the prior comparable period principally as a result of the increase in fuel costs on a year-over-year basis.

During the fiscal first quarter 2007, the airline's mainline RASM increased 8.5 percent to 9.57 cents from the same quarter last year. The increase in mainline RASM was due to the combination of a 4.0 percent mainline yield per RPM increase on a year-over-year basis and the 3.5 point load factor increase. Mainline average length of haul decreased 2.8 percent on a year-over-year basis.

Mainline fuel cost per gallon, excluding unrealized fuel hedges, during the quarter increased 29.7 percent to $2.27 compared to $1.75 for the same period last year. The airline's mainline CASM excluding fuel for the fiscal first quarter was 6.15 cents compared to 6.55 cents for the same quarter last year, a decrease of 6.1 percent. CASM excluding fuel decreased as a result of a decrease of 0.11 cents per ASM in maintenance expenses primarily due to the absence of expenses associated with the return costs of three Boeing leased aircraft and the related 0.14 cents of aircraft lease and facility exit costs, which occurred in the quarter ended June 30, 2005.

Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's year-over-year unit cost comparatives stating, "The year-over-year decrease in mainline CASM excluding fuel was achieved despite a 2.5 percent decrease in average aircraft stage length. We continue to see the unit cost benefits of operating a single mainline fleet type of modern Airbus aircraft."

The airline's fleet in service on June 30, 2006 consisted of 16 owned Airbus A319 and A318 aircraft and 37 leased Airbus A319 and A318 aircraft.

The airline's current unrestricted cash and working capital position as of June 30, 2006 was $276.5 million and $90.6 million, respectively. This compares to the Company's unrestricted cash and working capital position for the same period last year of $174.3 million and $36.7 million, respectively.

BUSINESS DEVELOPMENTS DURING THE QUARTER INCLUDED:

     o Announced an agreement with Denver International Airport that calls for Frontier to take possession of 6 additional Concourse A gates on the east side of Concourse A by mid- 2007. These additional gates relieve the pressure of Frontier's current operation while preparing the Company for future growth at DIA and beyond.

     o Announced and subsequently began new service with five flights a day between Los Angeles (LAX) and San Francisco (SFO), bringing low fares and great customer service back to San Francisco on the Bay to the Basin route.

     o Became the first American low cost carrier to fly to Canada with the start of new twice-daily regional jet service to Calgary. Canada also became the third country in which Frontier offers service.

     o    Received tentative approval from the U.S. Department of Transportation
          (DOT) for authorization to expand Mexico service by offering daily non-stop service to Cabo San Lucas (SJD) from Los Angeles (LAX). In addition, Frontier also filed with the DOT for authorization to fly non-stop from Denver (DEN) to Guadalajara, Mexico (GDL) four times per week; to fly seasonally from San Diego (SAN) to Cancun, Mexico (CUN) once a week; and to fly seasonally from Kansas City (MCI) to Cabo San Lucas once a week. Since the quarter ended, approval has been granted for Denver to Guadalajara, San Diego to Cancun and Kansas City to Cabo San Lucas service.

     o Launched a new website that was over a year in the making, and based upon extensive research and feedback sessions with its customers. Frontier expects the new site to become the primary driver of its ticket sales.

     o Entered an exclusive three year agreement with Marriott International, Inc.'s award-winning guest loyalty program, Marriott Rewards(R), in conjunction with the EarlyReturns(R) frequent flyer program. In addition to providing both organizations with a platform for joint marketing opportunities throughout the nation, the partnership will provide EarlyReturns(R) members more ways to earn miles as well as providing additional exposure across Frontier's growing network.

Potter concluded, "I can't stress enough just how proud I am of our Company and the 5,000 Frontier employees who continue to give everything they can to help ensure our success in this difficult environment. With their on-going efforts on the customer service side and their dedication to cost-savings, our dedicated employees are helping us retain our position as the airline of choice in Denver and around the country as we continue to expand and diversify our route map. In addition, I am confident that we can sustain our profitability into the coming quarter in a general range similar to June's quarterly results, even with fuel at historical-highs and an intensely competitive environment at our Denver hub."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on July 28, 2006, at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at www.frontierairlines.com or using the following URL:
http://www.vcall.com/CEPage.asp?ID=92860.

Currently in its 13th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. With 54 aircraft and the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 55 destinations including 47 destinations in 29 states spanning the nation from coast to coast, seven cities in Mexico and one city in Canada. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for seven consecutive years. In July 2006, Frontier ranked as one of the "Top 5 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at FrontierAirlines.com.

LEGAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts, including certain statements by Messrs. Potter and Tate and projections of future performance, may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors; continuing adverse effects of high fuel costs; increased prices for fuel and the inability to recover these higher fuel costs in airfares; actions of competing airlines, such as increasing capacity and pricing actions of United Airlines, Southwest Airlines, and other competitors, particularly in some of our Mexico destinations due to the increase in the number of domestic airlines authorized to serve Mexico markets from the U.S.; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry, especially as it relates to war risk insurance; the stability of the U.S. economy and the economic environment of the airline industry. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2006. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, www.frontierairlines.com.

                        FRONTIER AIRLINES HOLDINGS, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                   (unaudited)

                                                      JUNE 30,     JUNE 30,
                                                        2006         2005
                                                     ----------   ----------
BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments   $  276,466   $  174,284
Current assets                                          415,582      299,629
Total assets                                            998,477      839,008
Current liabilities                                     324,955      262,882
Long-term debt                                          399,400      318,023
Total liabilities                                       764,795      602,036
Stockholders' equity                                    233,652      236,972
Working capital                                          90,627       36,747

                        FRONTIER AIRLINES HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (unaudited)

                                                              THREE MONTHS ENDED
                                                        ------------------------------
                                                           JUNE 30,         JUNE 30,
                                                            2006             2005
                                                        -------------    -------------
Revenues:
    Passenger - mainline                                $ 268,364,527    $ 208,067,483
    Passenger- regional partner                            27,328,542       22,954,030
    Cargo                                                   1,618,709        1,218,934
    Other                                                   4,751,477        4,169,614
                                                        -------------    -------------
            Total revenues                                302,063,255      236,410,061
                                                        -------------    -------------
Operating expenses:
    Flight operations                                      39,835,654       34,793,709
    Aircraft fuel                                          90,414,585       59,829,548
    Aircraft lease                                         25,882,272       23,108,954
    Aircraft and traffic servicing                         37,988,089       31,753,244
    Maintenance                                            20,595,735       20,010,658
    Promotion and sales                                    26,676,864       21,871,913
    General and administrative                             13,294,228       12,251,067
    Operating expenses - regional partner                  29,482,528       24,117,887
    Aircraft lease and facility exit costs                    (14,241)       3,311,888
    (Gains) losses on sales of assets, net                   (306,646)         (88,038)
    Depreciation                                            7,532,140        6,672,077
                                                        -------------    -------------
            Total operating expenses                      291,381,208      237,632,907
                                                        -------------    -------------
            Operating income (loss)                        10,682,047       (1,222,846)
                                                        -------------    -------------
Nonoperating income (expense):
    Interest income                                         3,953,658        1,364,398
    Interest expense                                       (6,832,554)      (4,118,118)
    Other, net                                                 44,786         (102,639)
                                                        -------------    -------------
            Total nonoperating expense, net                (2,834,110)      (2,856,359)
                                                        -------------    -------------
Income (loss) before income tax expense (benefit)           7,847,937       (4,079,205)
Income tax expense (benefit)                                3,890,670       (1,345,457)
                                                        -------------    -------------
Net income (loss)                                       $   3,957,267    $  (2,733,748)
                                                        =============    =============
Earnings (loss) per share:
            Basic                                       $        0.11    $       (0.08)
                                                        =============    =============
            Diluted                                     $        0.10    $       (0.08)
                                                        =============    =============
Weighted average shares of common
 stock outstanding:
            Basic                                          36,590,002       36,027,655
                                                        =============    =============
            Diluted                                        46,046,558       36,027,655
                                                        =============    =============

                        FRONTIER AIRLINES HOLDINGS, INC.
                  COMPARATIVE CONSOLIDATED OPERATING STATISTICS
                                   (unaudited)

                                                                          THREE MONTHS ENDED
                                                    YEAR ENDED                 JUNE 30,
                                                     MARCH 31,      ------------------------------          %
                                                       2006             2006             2005             CHANGE
                                                   -------------    -------------    -------------    -------------
SELECTED OPERATING DATA - MAINLINE:
Passenger revenue (000s)                           $     878,681    $     268,365    $     208,067             29.0%
Revenue passengers carried (000s)                          7,764            2,404            1,884             27.6%
Revenue passenger miles (RPMs) (000s)                  7,436,830        2,284,552        1,840,099             24.2%
Available seat miles (ASMs) (000s)                     9,885,599        2,789,113        2,345,897             18.9%
Passenger load factor                                       75.2%            81.9%            78.4%             3.5pts.
Break-even load factor (1)                                  75.7%            78.9%            78.0%              .9pts.
Block hours                                              202,300           57,018           47,379             20.3%
Departures                                                82,878           23,490           19,314             21.6%
Average seats per departure                                129.4            129.5            129.2              0.2%
Average stage length                                         922              917              940             (2.5)%
Average length of haul                                       958              950              977             (2.8)%
Average daily block hour utilization                        11.5             12.2             11.5              6.1%
Passenger yield per RPM (cents) (2) (3)                    11.68            11.69            11.24              4.0%
Total yield per RPM (cents)                                12.12            12.03            11.60              3.7%
Passenger yield per ASM (cents) (2) (3)                     8.79             9.57             8.82              8.5%
Total yield per ASM (cents)                                 9.12             9.85             9.10              8.2%
Cost per ASM (cents)                                        9.06             9.39             9.10              3.2%
Fuel expense per ASM (cents)                                2.85             3.24             2.55             27.1%
Cost per ASM excluding fuel (cents) (4)                     6.21             6.15             6.55             (6.1)%
Average fare                                       $      103.05    $      102.22    $      102.06              0.2%
Average aircraft in service                                 48.2             51.3             45.3             13.3%
Aircraft in service at end of period                          50               53               48             10.4%
Average age of aircraft at end of period                     2.6              2.7              1.9             42.1%
Average fuel cost per gallon (excluding
 mark to market derivative gains (losses)) (5)     $        2.05    $        2.27    $        1.75             29.7%
Fuel gallons consumed (000's)                            141,474           39,722           33,691             17.9%

SELECTED OPERATING DATA - REGIONAL PARTNER:
Passenger revenue (000s)                           $      92,826    $      27,329    $      22,954             19.1%
Revenue passengers carried (000s)                            912              264              233             13.3%
Revenue passenger miles (RPMs) (000s)                    591,787          170,450          136,757             24.6%
Available seat miles (ASMs) (000s)                       821,244          214,881          188,685             13.9%
Passenger load factor (4)                                   72.1%            79.3%            72.5%             6.8pts
Passenger yield per RPM (cents)                            15.69            16.03            16.78             (4.5)%
Passenger yield per ASM (cents)                            11.30            12.72            12.17              4.5%
Cost per ASM (cents)                                       13.01            13.72            12.78              7.4%
Average fare                                       $      101.78    $      103.49    $       98.57              5.0%
Aircraft in service at end of period                           9                9                9              0.0%

FRONTIER AIRLINES HOLDINGS, INC.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS (Unaudited)
Continued

                                                                          THREE MONTHS ENDED
                                                    YEAR ENDED                 JUNE 30,
                                                     MARCH 31,      ------------------------------          %
                                                       2006             2006             2005             CHANGE
                                                   -------------    -------------    -------------    -------------
SELECTED OPERATING DATA - COMBINED:
Passenger revenue (000s)                           $     971,507    $     295,694    $     231,021             28.0%
Revenue passengers carried (000s)                          8,676            2,668            2,117             26.0%
Revenue passenger miles (RPMs) (000s)                  8,028,617        2,455,002        1,976,856             24.2%
Available seat miles (ASMs) (000s)                    10,706,843        3,003,994        2,534,582             18.5%
Passenger load factor                                       75.0%            81.7%            78.0%             3.7pts.
Passenger yield per RPM (cents)                            11.98            11.99            11.63              3.1%
Total yield per RPM (cents)                                12.38            12.30            11.96              2.8%
Passenger yield per ASM (cents)                             8.98             9.80             9.07              8.0%
Total yield per ASM (cents)                                 9.29            10.06             9.33              7.8%
Cost per ASM (cents)                                        9.36             9.70             9.38              3.4%

(1) "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

A reconciliation of the components of the calculation of mainline break-even load factor is as follows:

                                                                      THREE MONTHS ENDED
                                                  YEAR ENDED               JUNE 30,
                                                   MARCH 31,     ----------------------------
                                                     2006            2006            2005
                                                 ------------    ------------    ------------
                                                                (In thousands)
Net (income) loss                                $     13,971    $     (3,957)   $      2,734
  Income tax (expense) benefit                          6,497          (3,891)          1,345
  Passenger revenue                                   878,681         268,365         208,067
  Regional partner expense                           (106,866)        (29,483)        (24,118)
  Regional partner revenue                             92,826          27,329          22,954
  Charter revenue                                     (10,011)         (1,389)         (1,211)
                                                 ------------    ------------    ------------
Passenger revenue mainline (excluding charter
and regional partner revenue) required to
break-even                                       $    875,098    $    256,974    $    209,771
  Non-GAAP adjustments:
    Unrealized gains (losses) on fuel hedging             976            (185)         (1,007)
    Aircraft and facility lease exit costs             (3,414)             14          (3,312)
    Impairments                                             -               -               -
    Gains (losses) on sales of assets, net              1,144             307              88
                                                 ------------    ------------    ------------
Passenger revenue- mainline (excluding
charter and regional partner revenue) required
to break-even (based on adjusted amounts)        $    873,804    $    257,110    $    205,540
                                                 ============    ============    ============

The calculation of the break-even load factor follows:

                                                                      THREE MONTHS ENDED
                                                  YEAR ENDED               JUNE 30,
                                                   MARCH 31,     ----------------------------
                                                     2006            2006            2005
                                                 ------------    ------------    ------------
                                                                (In thousands)
Calculation of mainline break-even load factor
using GAAP amounts:

Passenger revenue - mainline (excluding
 charter)
  required to break-even ($000s)                 $    875,098    $    256,974    $    209,771
  Mainline yield per RPM (cents)                        11.68           11.69           11.24
                                                 ------------    ------------    ------------
Mainline RPMs (000s) required to break-even
  assuming constant yield per RPM                   7,492,277       2,198,238       1,866,290
                                                 ------------    ------------    ------------
  Mainline ASMs (000's)                             9,885,599       2,789,113       2,345,897
                                                 ============    ============    ============
  Mainline break-even load factor                        75.8%           78.8%           79.5%
                                                 ============    ============    ============
Calculation of mainline break-even load factor
using non-GAAP amounts:
Passenger revenue (excluding charter and
regional partner revenue) required to break
even(based on adjusted amounts) ($000s)          $    873,804    $    257,111    $    205,540
  Mainline yield per RPM (cents)                        11.68           11.69           11.24
                                                 ------------    ------------    ------------
  Mainline revenue passenger miles (000s) to
break even assuming constant yield per RPM          7,481,199       2,199,401       1,828,865
                                                 ------------    ------------    ------------
  Mainline available seat miles (000's)             9,885,599       2,789,113       2,345,897
                                                 ============    ============    ============
  Mainline break-even load factor using
   non-GAAP amounts                                      75.7%           78.9%           78.0%


(2) "Passenger yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

(3) For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPM's or ASM's. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                                                      THREE MONTHS ENDED
                                                  YEAR ENDED               JUNE 30,
                                                   MARCH 31,     ----------------------------
                                                     2006            2006            2005
                                                 ------------    ------------    ------------
                                                                (In thousands)
Passenger revenue - mainline, as reported        $    878,681    $    268,365    $    208,067
  Less: charter revenue                                10,011           1,389           1,211
                                                 ------------    ------------    ------------
Passenger revenues - mainline excluding charter       868,670         266,976         206,856
  Add:  Passenger revenues - regional partner          92,826          27,329          22,954
                                                 ------------    ------------    ------------
Passenger revenues, system combined              $    961,496    $    294,305    $    229,810
                                                 ============    ============    ============

(4) This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses. Excluding fuel from the cost of mainline operations facilitates the comparison of results of operations between current and past periods and enables investors to forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

(5) "Average fuel cost per gallon" includes a non-cash mark to market derivative gain of $975,000, for the year ended March 31, 2006, and a non-cash mark to market derivative loss of $185,000 and $1,007,000 for the quarters ended June 30, 2006 and 2005, respectively.